Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
UST INC.
UST Inc., a Delaware corporation (the “Corporation”), organized under that name on December 23, 1986, hereby certifies that this Amended and Restated Certificate of Incorporation restating, integrating and further amending its Certificate of Incorporation was duly adopted by its Board of Directors in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.
The text of the Certificate of Incorporation as heretofore amended is hereby restated and further amended to read in its entirety as set forth below:
ARTICLE I
The name of the Corporation is UST Inc.
ARTICLE II
The registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The registered agent of the Corporation at such address is The Corporation Trust Company.
ARTICLE III
The purpose for which the Corporation is formed is the transaction of any or all lawful business not required to be specifically stated in this Certificate of Incorporation, for which corporations may be incorporated under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”).
ARTICLE IV
The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, and the directors need not be elected by ballot unless required by the By-

Laws of the Corporation.
ARTICLE V
In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, amend and repeal the By-Laws.
ARTICLE VI
SECTION 1.    The total number of shares of stock which the Corporation shall have authority to issue is 100 shares of Common Stock, par value $0.50 per share (“Common Stock”).  No holder of Common Stock, as such, shall have any preemptive right to acquire proportional amounts of the Corporation’s unissued shares.
SECTION 2.    The Board of Directors is further authorized to increase or decrease (but not below the number of shares of Common Stock then outstanding) the number of shares of Common Stock.
SECTION 3.    Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.
ARTICLE VII
The Corporation shall indemnify to the full extent authorized or permitted by law any person made, or threatened to be made, a party to any action or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Article VII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.
IN WITNESS WHEREOF, UST Inc. has caused this Amended and Restated Certificate of Incorporation to be duly executed in its corporate name this 6th day of January, 2009.

UST Inc.

By:	/s/ Gary B. Glass
Gary B. Glass
Vice President, General Counsel and Assistant Secretary

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